SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  June 5, 2009

MINISTRY PARTNERS INVESTMENT COMPANY, LLC
(Exact name of registrant as specified in its charter)

California	333-04028LA	33-0489154
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 West Imperial Highway, Suite 120, Brea, CA	92821
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (714) 671-5720

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

BMO Facility

Effective as of June 5, 2009, Ministry Partners Funding, LLC (“MPF"), the wholly-owned subsidiary of Ministry Partners Investment Company, LLC (the “Company”, “we”, or “our”), entered into an Omnibus Amendment to Loan, Security and Servicing Agreement and Fee Agreement (the “Amended BMO Facility”) with Fairway Finance Company, LLC (the “Lender”), Evangelical Christian Credit Union (the “Servicer”), BMO Capital Markets Corp. (the “Agent”), U.S. Bank National Association and Lyon Financial Services (d/b/a U.S. Bank Portfolio Services) pursuant to which the parties agreed to certain modifications and amendments to the Loan, Security and Servicing Agreement entered into by and among MPF, the Lender, ECCU, Agent and U.S. Bank Portfolio Services on October 30, 2007 (the “BMO Facility”).  We formed MPF as a special purpose wholly-owned limited liability company under Delaware law to serve as an acquisition vehicle that would purchase qualifying mortgage loans that we or ECCU originate.  When initially entered into, the BMO Facility provided for a $150,000,000 line of credit that would enable MPF to purchase and warehouse mortgage loans for later securitization.

In October, 2008, we were advised that the Bank of Montreal, which had agreed to provide the Lender with a liquidity guaranty, chose not to renew its agreement to serve as the liquidity bank for the BMO Facility.  Because of the Bank of Montreal’s decision to terminate its liquidity arrangement, a “facility termination date” occurred under the BMO Facility loan documents.  As a result, MPF has been unable to effect any further borrowings under the BMO Facility, and all funds held in the facility collection account received from borrowers have been used to pay all outstanding costs and expenses due under the facility, then to accrued and unpaid interest on the outstanding balance of the facility and any remaining amounts applied to reduce the loan balance on the BMO Facility.

Under the Amended BMO Facility, the parties agreed:

•	to eliminate any requirement that MPF is obligated to consummate a takeout financing transaction prior to the termination date of the BMO Facility;

•	to grant a reduction in the amount of working capital that we are required to maintain under the BMO Facility from $10 million to $3 million;

•	that we would pay down the principal amount due on the BMO Facility from $78.9 million at March 31, 2009 to $50,716,267 as of the effective date of the Amended BMO Facility;

•
to grant to us an extension of time to comply with certain requirements affecting all “eligible mortgage loans”, as that term is defined in the BMO Facility loan documents, ensuring that no more than eighteen months have passed since the mortgage loans were initially included in the BMO Facility (the “Vintage Loan Requirement”);

•
to eliminate a requirement that we enter into a hedge transaction on each borrowing date and on each date that any hedge transaction expires and replace it with language authorizing us to enter into a hedge transaction that otherwise complies with the Amended BMO Facility;

•
on each monthly “settlement date”, MPF will be required to deposit into a reserve account an amount equal to the premium that is needed to purchase a LIBOR Cap that will enable MPF to purchase hedge protection against unexpected changes in interest rates for the period that any mortgage loan receivables held in the BMO Facility are scheduled to be repaid (the “LIBOR Cap Premium”);

•
prior to each settlement date, we will request that a hedge counterparty furnish us with confirmation of the LIBOR Cap Premium for all outstanding LIBOR Caps after estimating the expected payoff dates for the mortgage loans held in the BMO Facility and determining the hedge rate to purchase an interest rate cap;

•
on each settlement date, we will be required to deposit funds into the reserve account in an amount equal to the aggregate LIBOR Cap Premiums as of such date over the amount then on deposit in the reserve account;

•	the “spread” on the BMO Facility has been set at 1.75% over the commercial paper rate, unless an event of default occurs, which triggers a prime rate plus 2.0% rate; and

•	we will pay an amendment fee in the amount of $228,223.20 in order to consummate the Amended BMO Facility.

By entering into the Amended BMO Facility, we have successfully consummated an agreement confirming that we have no obligation to complete a takeout securitization financing transaction prior to the termination date of the BMO Facility.  To the extent the facility includes mortgage loans that fail to comply with the Vintage Loan Requirement, we will be required to purchase such loans from MPF in order to comply with the terms and conditions of the Amended BMO Facility.  As a result, we expect that we will be required to purchase approximately $14 million in mortgage loans from MPF by August 13, 2009 in order to comply with the Amended BMO Facility.  With the reduction in the minimum liquidity amount we are required to maintain under the BMO Facility from $10 million to $3 million and relaxation of certain hedging requirements under the BMO Facility, we believe we will have sufficient liquidity to satisfy this funding requirement.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

The following exhibit is attached herewith:

Exhibit Number	Name of Exhibit

10.1
Omnibus Amendment to Loan, Security and Servicing Agreement and Fee Agreement by and among Ministry Partners Funding, LLC, Fairway Finance Company, LLC, Evangelical Christian Credit Union, BMO Capital Markets Corp. U.S. Bank National Association and Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), effective as of June 5, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 17, 2009	MINISTRY PARTNERS INVESTMENT COMPANY, LLC

/s/ Billy M. Dodson
Billy M. Dodson
President